Exhibit 10.4.3

EGTRRA AMENDMENT

TO THE

AMERICAN BAR ASSOCIATION MEMBERS DEFINED BENEFIT PENSION PLAN

(Basic Plan Document No. 02)

WHEREAS, the American Bar Retirement Association (“ABRA”) sponsors the American Bar Association Members Defined Benefit Pension Plan (the “Plan”), a master plan for adoption by Employers who desire to establish or continue a tax-qualified retirement plan for themselves and their eligible employees;

WHEREAS, pursuant to Section 13.2 of the Plan, ABRA has the right to amend the Plan in whole or in part at any time,

WHEREAS, ABRA desires to amend the Plan to reflect certain provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”); and

WHEREAS, ABRA intends such amendments to constitute good faith compliance with the requirements of EGTRRA and be construed in accordance with EGTRRA and guidance issued thereunder.

NOW, THEREFORE, BE IT RESOLVED, that, pursuant to the power of amendment contained in Section 13.2 of the Plan, the Plan is hereby amended, effective January 1, 2002, as follows:

1. INCREASE IN COMPENSATION LIMIT. Section 2.15 of the Plan is amended as follows:

(i)	first, the first sentence of the sixth paragraph of Section 2.15 is amended by inserting the phrase “and before January 1, 2002” immediately after the phrase “For Plan Year beginning on or after January 1, 1994”.

(ii)	second, the following new paragraph is inserted between the sixth and seventh paragraphs of Section 2:15:

For Plan Years beginning on or after January 1, 2002, the amount of Compensation of each Participant for any Plan Year taken into account for determining all Retirement Benefits provided under the Plan for any determination period shall not exceed $200,000, as adjusted for the cost-of-living in accordance with Code Section 401(a)(17)(B). The cost-of-living adjustment in effect for a calendar year applies to any determination period beginning in such calendar year.

(iii)	third, the ninth paragraph of Section 2.15 (i.e., the eighth paragraph prior to the insertion of the new paragraph described in clause (ii) above) is amended by adding the following new sentence at the end thereof:

In addition, in determining Retirement Benefits in Plan Years beginning on or after January 1, 2002, the annual Compensation limit in effect for determination periods beginning before that date is $200,000.

2. LIMIT ON ANNUAL BENEFITS. Section 11.2(d)(11) of the Plan is amended as follows:

(i)	first, the first paragraph of Section 11.2(d)(11) is amended to read as follows:

(11) Maximum Permissible Amount: The lesser of $160,000 or 100% of the Participant’s Highest Average Compensation, payable in the form of a single life annuity. Effective on January 1, 2003, and each succeeding January 1, the $160,000 limitation will be automatically adjusted under Code Section 415(d) in such manner as the Secretary of the Treasury shall prescribe. The new limitation shall apply to Limitation Years ending within the calendar year of the date of adjustment.

(ii)	second, the second sentence of the second paragraph of Section 11.2(d)(11) is amended by substituting the dollar amount “$160,000” for the dollar amount “$90,000”.

(iii)	third, the third paragraph of Section 11.2(d)(11) is amended to read as follows:

The Maximum Permissible Amount assumes that the Retirement Benefit becomes payable when the Participant is at least age 62 and is not more than age 65. If the Annual Benefit commences at an earlier or later age, the Maximum Permissible Amount (as otherwise modified by the preceding paragraph) shall be adjusted as follows:

(A) If the Annual Benefit begins before age 62, the $160,000 limit shall be reduced to the actuarial equivalent of the maximum Annual Benefit payable at age 62 (determined as reduced in the preceding paragraph). The Annual Benefit beginning prior to age 62 shall be determined as the lesser of the equivalent Annual Benefit computed using the interest rate and mortality table (or other tabular factor) equivalent for early retirement benefits, and the equivalent Annual Benefit computed using a 5% interest rate and the applicable mortality table as defined in Section 9.5. Any decrease in the $160,000 limit determined in accordance with this paragraph (A) shall not reflect the mortality decrement to the extent that benefits will not be forfeited upon the death of the Participant. If any benefits are forfeited upon death, the full mortality decrement is taken into account.

(B) If the Annual Benefit begins after age 65, the $160,000 limit shall be increased to the actuarial equivalent of the maximum Annual Benefit payable at age 65 (determined as reduced in the preceding paragraph) determined as the lesser of the equivalent Annual Benefit computed using the interest rate and mortality table (or other tabular factor) specified in the Plan for purposes of determining actuarial equivalent for delayed retirement benefits, and the equivalent Annual Benefit computed using a 5% interest rate assumption and the applicable mortality table as defined in Section 9.5. For these purposes, mortality between age 65 and the age at which benefits commence must be ignored.

3. DIRECT ROLLOVERS. Sections 19.2(b) and (c) of the Plan are amended to read as follows:

(b) Eligible Retirement Plan: An Eligible Retirement Plan is an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, a qualified trust described in Section 401(a) of the Code, an annuity contract described in Section 403(b) of the Code, and an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or an agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this plan, that accepts the Distributee’s Eligible Rollover Distribution. However, in the case of an Eligible Rollover Distribution to the surviving Spouse, an Eligible Retirement Plan is an individual retirement account or individual retirement annuity.

(c) Distributee: A Distributee includes an Employee or former Employee. A Distributee also includes the Employee’s or former Employee’s surviving Spouse and the Employee’s or former Employee’s Spouse or former Spouse who is the alternate payee under a Qualified Domestic Relations Order, as defined in Section 414(p) of the Code, with regard to the interest of the Spouse or former Spouse.

IN WITNESS WHEREOF, ABRA has caused this instrument to be executed by a duly authorized officer this 2 day of September, 2003.

AMERICAN BAR RETIREMENT ASSOCIATION

By:	/s/ Illegible
Its:	President

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